EXHIBIT 10.7
April 26, 2006

Mr. Robert K. Lifton
Medis Technologies Ltd.
805 Third Avenue
New York, New York 10022

Dear Mr. Lifton:

Reference is hereby made to that letter agreement (as amended hereby, the “Agreement”) dated April 21, 2006 between Whitebox Advisors and Medis Technologies Ltd. (“Medis”), pursuant to which we have agreed to exchange (the “Exchange”) an aggregate of $550,000 face value amount of Medis’ 6% senior convertible notes due July 15, 2010 (the “Notes”) for an aggregate of 34,817 shares of Medis common stock (the “Shares”). Of such Shares, an aggregate of (i) 31,792 Shares shall be freely tradable (and of which 292 Shares shall be delivered upon issuance to McMahan Securities Co. L.P.) and (ii) 3,025 Shares shall be restricted, which Medis agrees to register as soon as possible.

The Notes were issued under that Indenture dated as of July 26, 2005 by and between Medis and Wachovia Bank, National Association (the “Indenture”).

We represent and warrant to you that (i) Whitebox Diversified Convertible Arbitrage Partners, LP (“Whitebox”) is the record and beneficial holder of the Notes, (ii) we have full authority and capacity to execute, deliver and perform the Agreement, and to bind and obligate Whitebox hereunder, (iii) we and/or Whitebox have received all consents or approvals of or have given proper notice to any person or authority required in order for us to execute, deliver and perform the Agreement, (iv) the Agreement is a legal, valid and binding agreement of ours, enforceable against us in accordance with its terms, (v) Whitebox owns the Notes free and clear of all liens, charges and encumbrances, and upon the consummation of the Exchange, Medis will own the Notes free and clear of all liens, charges and encumbrances and (vi) Whitebox is acquiring the Shares for its own account for investment purposes only and not with a present view to the resale or distribution of the Shares.

Additionally, we and Whitebox hereby (i) waive any and all terms, conditions and covenants under the Indenture insofar as any of them may prohibit entering into or consummating the Exchange, (ii) waive any cause of action we or Whitebox may have against Wachovia Bank, National Association, as Trustee under the Indenture governing the Notes (the “Trustee”) in connection with the Exchange, (iii) agree to indemnify the Trustee for any loss, liability, claim or damage it may incur in connection with the Exchange and (iv) authorize and direct the Trustee to consummate the Exchange.

[Remainder of Page Intentionally Left Blank; Signature Page Follows in Counterparts]

Sincerely yours,

Whitebox Advisors

By:	/s/
Name:
Title:

Agreed to and Accepted
As of the Date Hereof:

Medis Technologies Ltd.

By:  /s/

Name: Robert K. Lifton
Title: Chairman and CEO